Exhibit 28(a)(6)

SUPPLEMENTAL DECLARATION OF TRUST

TO THE

DECLARATION OF TRUST

OF

THE GAMCO GROWTH FUND

SUPPLEMENTAL DECLARATION OF TRUST to the DECLARATION OF TRUST of The GAMCO Growth Fund (the “Trust”) made on October 24, 1986 and filed on October 31, 1986, supplemented and amended on April 18, 2000, supplemented on April 29, 2005, and amended on December 27, 2005 (the “Declaration of Trust”).

WHEREAS, Paragraph 12 of Article EIGHTH of the Declaration of Trust permits the Trustees of the Trust to supplement the Declaration of Trust without any shareholder vote to classify or reclassify, or to establish or modify the designations, powers, preferences, voting, conversion or other rights or limitations of, any unissued Shares by making a Supplemental Declaration of Trust, if authorized by a vote of a majority of the Trustees then in office; and

WHEREAS, at a Meeting of the Board of Trustees of the Trust on February 23, 2017, a majority of the Trustees approved the preparation and execution of this Supplemental Declaration of Trust.

NOW THEREFORE, the undersigned, being authorized persons of the Trust, acting pursuant to Article EIGHTH of the Declaration of Trust, hereby supplement the Declaration of Trust as follows:

Section 1. The Board of Trustees of the Trust, at a meeting held on February 23, 2017, adopted resolutions reclassifying unissued shares of beneficial interest of the Trust into a sub-series to be known as The GAMCO Growth Fund Class T Shares (“Class T Shares”).

Section 2. The Class T Shares and any other classes of beneficial interests of the Trust so designated in the future shall, together with the other sub-series of the Trust known as The GAMCO Growth Fund Class AAA Shares (“Class AAA Shares”), The GAMCO Growth Fund Class A Shares (“Class A Shares”), The GAMCO Growth Fund Class B Shares (“Class B Shares”), The GAMCO Growth Fund Class C Shares (“Class C Shares”), and the GAMCO Growth Fund Class I Shares (“Class I Shares”), represent interests in the same portfolio of assets, which assets shall be allocated to each of the foregoing Classes in accordance with subsection (a) of Article FOURTH of the Declaration of Trust in the proportion that the net assets of such Class bears to the net assets of all such Classes and which assets shall be charged with the liabilities of the Trust with respect to each such Class in accordance with subsection (d) of Article FOURTH of the Declaration of Trust. The Class T Shares shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as each other Class, all as set forth in the Declaration of Trust, except for the differences set forth in the Declaration of Trust with respect to the Class A Shares, Class B Shares, Class C Shares, Class AAA Shares, and Class I Shares and except as hereinafter set forth:

(1) The dividends and distributions (“Dividends”) per share of the Class T Shares shall be in such amounts as may be declared from time to time by the Board of Trustees, and such Dividends may vary with respect to the shares of such Class from the Dividends with respect to the shares of such other Classes, to reflect differing allocations of the expenses and liabilities of the Trust among such Classes and any resultant difference among the net asset values per share of such Classes, to such extent and for such purposes as the Board of Trustees may deem appropriate consistent with the Declaration of Trust and this Supplemental Declaration of Trust.

(2) The holders of Class T Shares shall vote as a separate class on any matter submitted to the holders of Class T Shares with respect to which the interest of the Class is different from the interest of one or more of such other Classes. Only the holders of Class T Shares shall vote on any matter submitted to shareholders of the Trust relating solely to such Class.

Exhibit 28(a)(6)

Section 3. The assets belonging to Class T and the liabilities belonging to Class T shall be based upon the allocations required by the Rule 18f-3 Plan.

Section 4. The method of determining the purchase price and the price, terms and manner of redemption of Class T Shares shall be established by the Trustees in accordance with the provisions of the Declaration of Trust, this Supplemental Declaration of Trust and the Rule 18f-3 Plan and shall be set forth in the prospectus of the Trust with respect to such Class, as amended from time to time, under the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, The GAMCO Growth Fund has caused this Supplemental Declaration of Trust to be signed in its name and on its behalf on this 20th day of June, 2017 by its President, who acknowledges that this Supplemental Declaration of Trust is the act of The GAMCO Growth Fund and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

ATTEST:	THE GAMCO GROWTH FUND

By: /s/ Andrea R. Mango	By: /s/ Bruce N. Alpert	(SEAL)
Andrea R. Mango	Bruce N. Alpert
Secretary	President